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                                    EXHIBIT 1





                                                                  July 28, 1999

Morgan Stanley & Co. Incorporated
Credit Suisse First Boston Corporation
Warburg Dillon Read LLC
Morgan Stanley & Co. International Limited
Credit Suisse First Boston (Europe) Limited
UBS AG acting through its division
Warburg Dillon Read
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY  10036



Ladies and Gentlemen:

         The undersigned understands that Morgan Stanley & Co. Incorporated and Morgan Stanley & Co. International Limited (collectively "MORGAN STANLEY") propose to enter into an Underwriting Agreement (the "UNDERWRITING AGREEMENT") with Lennox International Inc., a Delaware corporation (the "COMPANY"), providing for the public offering (the "PUBLIC OFFERING") by the several Underwriters, including Morgan Stanley (the "UNDERWRITERS"), of shares (the "SHARES") of the common stock, par value $.01 per share, of the Company (the "COMMON STOCK").

         To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (the "PROSPECTUS"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; PROVIDED, HOWEVER, that the undersigned shall be permitted to make a bona fide gift of shares of Common Stock during such period if the undersigned delivers to Morgan Stanley a letter substantially similar to this letter executed by the donee. The foregoing sentence shall not apply to (a) the sale of any Shares to the Underwriters pursuant to the Underwriting Agreement or (b) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date

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hereof and ending 180 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

         Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

         Please sign your name or names exactly as printed below. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.


                                            Very truly yours,


                                            /s/ JOHN W. NORRIS, JR.
                                            --------------------------------